Exhibit 17

                     RESIGNATION AS OFFICER AND DIRECTOR OF
                       ACCORD ADVANCED TECHNOLOGIES, INC.

May 18, 2001

Board of Directors
Accord Advanced Technologies, Inc.

Gentlemen:

         Pursuant to the Agreement and Plan of Reorganization, I hereby tender my resignation from Accord Advanced Technologies, Inc. as an Officer and Director effective immediately.

                                   Sincerely,

                                   /s/ Travis Wilson
                                   -------------------------
                                   Travis Wilson